EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter Financial Results

CHESTERFIELD, Missouri, October 31, 2012 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the third quarter of 2012.

Net sales for the quarter were $15.3 million, an 11.7 percent decrease from the third quarter last year. Net U.S. sales totaled $12.1 million, down from third-quarter 2011 net sales of $14.1 million. Net sales outside of the United States rose 0.9 percent in the third quarter of 2012 compared to the prior-year quarter, buoyed by the European market where net sales increased by 39.2 percent.

Net income for the third quarter of 2012 was $287,000 or $0.02 per diluted share, compared to $49,000 or $0.00 per diluted share in the 2011 third quarter. The 2012 quarter’s increase was due to a one-time after-tax gain of approximately $247,000 resulting from a discounted balance due on a purchase agreement entered into in a previous year. Income/loss from operations for the third quarter of 2012 was a loss of $32,000 compared to income of $168,000 in the same quarter of 2011.

Europe remained Reliv’s leading growth market with net sales increasing to $1.39 million in the third quarter of 2012 compared to $1.00 million in the prior-year third quarter. “The number of active Reliv distributors in Europe has nearly doubled from the same time last year,” said Robert L. Montgomery, chairman and chief executive officer of Reliv. “The recent Reliv European Conference drew record attendance as emerging leaders expand their distribution networks across the continent. We anticipate that the European launch of products formulated with Reliv’s exclusive LunaRich soy powder and enhanced marketing resources will build on this momentum.”

“In the United States, we are turning to product innovation to generate excitement and spark sales growth,” Montgomery said. “Our relationship with the Missouri Plant Science Center has already produced LunaRich soy powder – now used in five Reliv product formulas – and we are actively working on additional exclusive ingredients. The scientific community is now embracing the science behind LunaRich, and through public relations efforts, we anticipate significantly increasing awareness of LunaRich and of Reliv.”

“We are empowering distributors with new business tools, giving them more choices in how they share Reliv with prospects,” he added. “We have also introduced online enhancements that make it easier for new customers and distributors to sign up. I believe these initiatives will help increase our sponsoring numbers moving forward.”

Reliv reported a reduction in selling, general and administrative expenses (“SG&A”) of $572,000 for the third quarter of 2012 compared to the prior-year period. Through nine months, SG&A expenses decreased by $1.75 million in 2012 compared to the first nine months of 2011. “We have adopted more efficient ways of doing business,” Montgomery said. “I believe the efficiencies we’ve created now should increase our profits when we return to consistent sales growth.”

Net sales for the first nine months of 2012 were $51.8 million, representing a 9.1 percent decrease from the same period in 2011. Reliv’s international net sales, driven by strong results in Europe, rose 15.3 percent in the first nine months of 2012 compared with the first nine months last year. In the United States, net sales declined 14.0 percent compared with the first nine months of the prior year.

Reliv reported net income of $922,000, or $0.07 per diluted share in the first nine months of 2012, compared to $728,000 or $0.06 per diluted share in the same period of 2011. The increase in net income is due to the gain recognized on the discounted balance due on the purchase agreement as discussed previously.

Reliv’s total distributor count was 58,570 as of September 30, 2012 – an increase of 1.6 percent from the same date in 2011 – of which 6,710 are Master Affiliate level and above. Master Affiliate is the level at which distributors are eligible to earn generation royalties. The growth in the distributor count is related to the sales growth in Europe, offset by a decline in the distributor count in the United States.

Net cash generated from operating activities in the first nine months of 2012 totaled $1.06 million, representing a decrease of $1.19 million over the first nine months of 2011. Reliv had cash and cash equivalents of $4.9 million as of September 30, 2012, a decrease of $2.2 million from the same date last year.

About Reliv International, Inc.
Reliv International, Inc., based in Chesterfield, Missouri, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD THREE

Condensed Consolidated Balance Sheets
	September 30	December 31
	2012	2011
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,901,083	$7,174,213
Accounts receivable, less allowances of
$68,100 in 2012 and $70,300 in 2011	313,977	334,828
Accounts and note due from employees & distributors	333,452	43,191
Inventories	5,363,070	4,723,773
Other current assets	1,392,335	1,136,376

Total current assets	12,303,917	13,412,381

Other assets	3,942,493	1,987,213
Intangible assets, net	1,482,137	1,597,644
Net property, plant and equipment	7,209,244	7,421,947

Total Assets	$24,937,791	$24,419,185

Liabilities and Stockholders' Equity

Total current liabilities	$6,772,945	$6,110,449
Long-term debt, less current maturities	2,504,150	3,566,175
Other non-current liabilities	609,519	256,710
Stockholders' equity	15,051,177	14,485,851

Total Liabilities and Stockholders' Equity	$24,937,791	$24,419,185

Consolidated Statements of Income
	Three months ended September 30		Nine months ended September 30
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$13,571,674	$15,382,332	$46,081,154	$50,693,657
Handling & freight income	1,704,862	1,927,261	5,719,730	6,300,712

Net Sales	15,276,536	17,309,593	51,800,884	56,994,369

Costs and expenses:
Cost of products sold	3,052,687	3,601,116	10,174,128	11,636,647
Distributor royalties and commissions	5,737,908	6,450,155	19,512,681	21,317,105
Selling, general and administrative	6,517,747	7,089,832	21,013,651	22,766,198

Total Costs and Expenses	15,308,342	17,141,103	50,700,460	55,719,950

Income (loss) from operations	(31,806)	168,490	1,100,424	1,274,419

Other income (expense):
Interest income	36,681	7,045	86,858	32,846
Interest expense	(20,124)	(32,925)	(82,338)	(105,349)
Other income (expense)	437,745	(452)	376,513	13,883

Income before income taxes	422,496	142,158	1,481,457	1,215,799
Provision for income taxes	135,000	93,000	559,000	488,000

Net Income	$287,496	$49,158	$922,457	$727,799

Other comprehensive income (loss):
Foreign currency translation adjustment	44,266	(85,488)	102,810	(125,615)

Comprehensive income (loss)	$331,762	($36,330)	$1,025,267	$602,184

Earnings per common share - Basic	$0.02	$0.00	$0.07	$0.06
Weighted average shares	12,480,000	12,416,000	12,499,000	12,436,000

Earnings per common share - Diluted	$0.02	$0.00	$0.07	$0.06
Weighted average shares	12,636,000	12,416,000	12,657,000	12,436,000

Cash dividends declared per common share	$-	$-	$0.02	$0.03

Reliv International, Inc. and Subsidiaries
ADD FOUR

Net sales by Market
(in thousands)
	Three months ended September 30,				Change From Prior Year
	2012		2011
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$12,073	79.0%	$14,134	81.6%	$(2,061)	-14.6%
Australia/New Zealand	462	3.0%	563	3.2%	(101)	-17.9%
Canada	381	2.5%	495	2.9%	(114)	-23.0%
Mexico	274	1.8%	280	1.6%	(6)	-2.1%
Europe	1,389	9.1%	998	5.8%	391	39.2%
Asia	698	4.6%	840	4.9%	(142)	-16.9%

Consolidated total	$15,277	100.0%	$17,310	100.0%	$(2,033)	-11.7%

Net sales by Market
(in thousands)
	Nine months ended September 30,				Change From Prior Year
	2012		2011
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$40,786	78.7%	$47,440	83.3%	$(6,654)	-14.0%
Australia/New Zealand	1,482	2.9%	1,778	3.1%	(296)	-16.6%
Canada	1,370	2.7%	1,669	2.9%	(299)	-17.9%
Mexico	832	1.6%	982	1.7%	(150)	-15.3%
Europe	4,724	9.1%	2,577	4.5%	2,147	83.3%
Asia	2,607	5.0%	2,548	4.5%	59	2.3%

Consolidated total	$51,801	100.0%	$56,994	100.0%	$(5,193)	-9.1%

The following table sets forth, as of September 30, 2012 and 2011, the number of our active distributors and Master Affiliates and above.

The total number of active distributors includes Master Affiliates and above.  We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 9/30/2012		As of 9/30/2011		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	41,300	4,990	44,900	5,920	-8.0%	-15.7%
Australia/New Zealand	1,910	150	1,950	160	-2.1%	-6.3%
Canada	1,270	210	1,350	200	-5.9%	5.0%
Mexico	1,810	150	1,310	230	38.2%	-34.8%
Europe	6,440	650	3,280	360	96.3%	80.6%
Asia	5,840	560	4,870	500	19.9%	12.0%

Consolidated total	58,570	6,710	57,660	7,370	1.6%	-9.0%